Exhibit 99.1

SHARE AND DEBT PURCHASE AGREEMENT

BETWEEN

YAK COMMUNICATIONS (CANADA) INC.

AND

AT&T CANADA CORP.

AND

AT&T CANADA LTD.

MADE AS OF

May 5, 2003

McCarthy Tétrault LLP

SHARE AND DEBT PURCHASE AGREEMENT

THIS AGREEMENT is made as of May 5, 2003

BETWEEN

YAK COMMUNICATIONS (CANADA) INC., a corporation incorporated under the laws of the Province of Ontario (the “Purchaser”),

- and -

AT&T CANADA CORP., a corporation incorporated under the laws of Canada (“Vendor A”)

- and -

AT&T CANADA LTD., a corporation incorporated under the laws of Canada (“Vendor B” and together with Vendor A, the “Vendors”)

WHEREAS Vendor A is the beneficial and registered owners of the Shares;

AND WHEREAS Vendor B is the holder of the Debt;

AND WHEREAS the Vendors desire to sell the Shares and the Debt and the Purchaser desires to purchase the Shares and the Debt upon and subject to the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1—INTERPRETATION

1.01    Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Affiliate” in respect of any person means any corporation that, directly or indirectly, controls or is controlled by or is under common control with such person and, for the purpose of this definition, “control” means the ownership of shares carrying at least a majority of the votes in respect of the election of the directors of a corporation.

“Agreement” means this agreement, including its recitals and schedules, as amended from time to time.

“Applicable Law” means

(i)	any applicable domestic or foreign law including any statute, subordinate legislation, regulation or treaty, and

(ii)	any applicable guideline, directive, rule, standard, requirement, policy, order, judgment, injunction, award or decree of a Governmental Authority whether or not having the force of law.

“Argos” has the meaning set out in Section 4.01(4).

“Balance Sheet” means the unaudited, consolidated balance sheet of the Corporation as at March 31, 2003.

“Business” means the business of (i) providing voice and data network management, and (ii) the resale of telecommunications services carried on by the Corporation and its Subsidiaries.

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in Ontario.

“Claims” means all losses, damages, expenses, liabilities (whether accrued, actual, contingent, latent or otherwise), claims and demands of whatever nature or kind including all legal fees and costs on a substantial indemnity scale.

“Closing Date” means July 2, 2003 or such other date as may be agreed to in writing between the Vendors and the Purchaser.

“Closing Purchase Price Statement” has the meaning set out in Section 2.03(2).

“Confidentiality Agreement” has the meaning set out in Section 4.01(2).

“Corporation” means Contour Telecom Inc., a corporation incorporated under the laws of Canada.

“Debt” means the following notes payable issued by the Corporation and registered in the name of Vendor B:

(1)    matched debt note with a principal amount of $7,592,253.80, bearing interest at a rate of 7.151% per annum, repayable on September 23, 2004 or upon demand, and issued on January 6, 2000;

(2)    debt note with a principal amount of $843,583.76, bearing interest at a rate of 10.626% per annum, repayable on demand, and issued on January 6, 2000;

(3)    debt note with a principal amount of $600,000, bearing interest at a rate of 10.626% per annum, repayable on demand, and issued on February 14, 2000; and

(4)    debt note with a principal amount of $600,000, bearing interest at a rate of 10.626% per annum, repayable on demand, and issued on February 17, 2000.

“Deposit” has the meaning set forth in Section 2.03(1).

“Encumbrances” means liens, charges, security interests or other encumbrances and any other rights of others.

“Environmental Law” means any Applicable Law relating to the environment including those pertaining to:

(iii)	reporting, licensing, permitting, investigating, remediating and cleaning up in connection with any presence or release, or the threat of the same, of hazardous substances, and

(iv)	the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling and the like of hazardous substances, including those pertaining to occupational health and safety.

“Estimated Purchase Price” means the Purchase Price, as calculated pursuant to Section 2.02 of this Agreement, but based on the Working Capital of the Corporation calculated using the current assets and current liabilities of the Corporation as set forth in the Balance Sheet.

“Financial Statements” has the meaning set out in Section 3.01(1)(h).

“Governmental Authority” means any domestic or foreign legislative, executive, judicial or administrative body or person having or purporting to have legal jurisdiction or regulatory authority in the relevant circumstances.

“Indemnitee” has the meaning set out in Section 7.01.

“Indemnitor” has the meaning set out in Section 7.01.

“Interim Period” has the meaning set out in Section 4.01(3).

“ITA” means the Income Tax Act (Canada).

“Permits” means all permits, consents, waivers, licences, certificates, approvals, authorizations, registrations, franchises, rights, privileges and exemptions, or any item with a similar effect, issued or granted by any person.

“Purchase Price” has the meaning set out in Section 2.02.

“Shares” means 7,504,745 common shares in the capital of the Corporation.

“Software” means all software developed by or in connection with the Business, including all versions thereof, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, and all other material related to such software.

“Subsidiary” means in respect of any person any corporation of which shares carrying at least a majority of the votes in respect of the election of the directors of such corporation are owned, directly or indirectly, by such person.

“Taxes” includes corporation tax, income tax, capital gains tax, value added tax, capital tax, stamp duty, duties of customs and excise and any other taxes on gross or net income, profits or gains earned, accrued or received, distributions, receipts, sales, value added, goods and services, capital, personal property, real property or otherwise, and all levies, imposts, duties, charges, royalties, and other withholdings in the nature of taxation and any other like governmental charges imposed by any tax authority, together with all fines, penalties, charges and interest relating to any of the foregoing or to any late or incorrect return or payment in respect of any of them.

“Time of Closing” has the meaning set forth in Section 6.01.

“Working Capital of the Corporation” means, on any date, the amount by which the current assets of the Corporation, as set forth in a consolidated balance sheet of the Corporation prepared as of such date, exceeds the current liabilities of the Corporation as set forth on such balance sheet. For the purposes of the calculation of the Working Capital of the Corporation as at March 31, 2003, the Working Capital of the Corporation shall be increased by $1,650,000, being the amount of the reserve in respect of litigation between Argos Telecom Inc. and Dialexia Communications Inc. recorded on such balance sheet less the amount actually paid in settlement of such litigation. For the purposes of the calculation of the Working Capital of the Corporation as at the Closing Date, the Working Capital of the Corporation shall be increased by the amount of cash paid by the Corporation to Vendor B on account of the Debt after March 31, 2003 and prior to the date which is five days before the Closing Date. The Working Capital of the Corporation as at March 31, 2003 is set forth on Schedule 1.01.

“Vendor Notice” has the meaning set forth in Section 2.03(2).

1.02    Headings

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement.

1.03    Extended Meanings

In this Agreement words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and

Governmental Authorities. The term “including” means “including without limiting the generality of the foregoing”.

1.04    Accounting Principles

Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with generally accepted accounting principles, such reference will be deemed to be to the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation or action is made or taken or required to be made or taken.

1.05    Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

1.06    Currency

All references to currency herein are to lawful money of Canada.

1.07    Schedules

The following are the Schedules to this Agreement:

Schedule 1.01	-	Working Capital Calculation
Schedule 2.02	-	Allocation of Purchase Price
Schedule 2.03(5)	-	Arbitration Procedures
Schedule 3.01(1)(h)	-	Financial Statements
Schedule 3.01(1)(i)	-	Non-Ordinary Course Transactions
Schedule 3.01(1)(n)	-	Material Contracts
Schedule 3.01(1)(p)	-	Real Property Leases
Schedule 3.01(1)(q)	-	Subsidiaries
Schedule 3.01(1)(s)	-	Employment Contracts
Schedule 3.01(1)(x)	-	Litigation
Schedule 3.01(1)(bb)	-	Intellectual Property
Schedule 3.03(d)	-	Purchaser Financial Condition
Schedule 4.01(5)	-	Notice for Interim Period Inspections

ARTICLE 2—SALE AND PURCHASE

2.01    Purchase and Sale of Shares and Debt

Upon and subject to the terms and conditions hereof, the Vendors will sell the Shares and the Debt to the Purchaser and the Purchaser will purchase the Shares and the Debt from the Vendors.

2.02    Purchase Price

The aggregate purchase price payable by the Purchaser to the Vendors for the Shares and the Debt (such amount being hereinafter referred to as the “Purchase Price”) will be (i) $6,000,000 less (ii) the amount of all payments of principal and accrued interest made after March 31, 2003 and prior to the date that is five days prior to the Closing Date by the Corporation to Vendor B on account of the Debt, plus (iii) the amount, if any, by which the Working Capital of the Corporation at the Time of Closing exceeds $0, less (iv) the amount, if any, by which the Working Capital of the Corporation at the Time of Closing is less than $0. The Purchase Price will be allocated between the Vendors in accordance with Schedule 2.02.

2.03    Payment of Purchase Price

(1)    The Purchase Price will be paid and satisfied by the Purchaser as follows:

(a)	by delivery to the Vendors upon execution of this Agreement of certified cheques or bank drafts payable at par in Toronto to or to the order of the Vendors or by wire transfer to one or more accounts specified by the Vendors in writing, in an aggregate amount of $2,000,000 (the “Deposit”);

(b)	by the delivery to the Vendors on the Closing Date of certified cheques or bank drafts payable at par in Toronto to or to the order of the Vendors or by wire transfer to one or more accounts specified by the Vendors in writing, in an aggregate amount equal to the amount by which (i) 95% of the Estimated Purchase Price, exceeds (ii) the aggregate amount of the Deposit, allocated between the Vendors in accordance with Schedule 2.02; and

(c)	by the delivery to the Vendors of certified cheques or bank drafts payable at par in Toronto to or to the order of the Vendors or by wire transfer to the accounts specified in writing as described in Section 2.03(1)(a) above, of the amount, if any, by which the Purchase Price exceeds 95% of the Estimated Purchase Price, as such excess amount is determined in Section 2.03(3), (4) or (5), as applicable, allocated between the Vendors in accordance with Schedule 2.02.

(2)    Within 60 days after the Closing Date, the Purchaser will prepare and deliver to the Vendors a statement of the Purchase Price (the “Closing Purchase Price Statement”) calculated in accordance with GAAP as at the Closing Date. If requested by the Vendors, the Purchaser will permit the Vendors to review the working papers and other documentation used or prepared in connection with the preparation of the Closing Purchase Price Statement. The Vendors shall give written notice (the “Vendor Notice”) to the Purchaser that they either (i) agree with the calculations set forth in the Closing Purchase Price Statement or (ii) dispute the calculations set forth in the Closing Purchase Price Statement, in each case within 10 Business Days of their receipt of the Closing Purchase Price Statement.

(3)    If the Vendor Notice states that the Vendors agree with the calculations set forth in the Closing Purchase Price Statement, the Purchaser shall pay to the Vendors the amount, if any, by which the Purchase Price set forth in the Closing Purchase Price Statement exceeds 95% of the Estimated Purchase Price, within 3 Business Days after receipt by the Purchaser of the Vendor Notice.

(4)    If the Vendors Notice states that the Vendors dispute the calculations set forth in the Closing Purchase Price Statement, the Vendors and the Purchaser shall negotiate in good faith for a period of 15 Business Days to agree on the Purchase Price and in the event of such an agreement, the Purchaser shall forthwith deliver a revised Closing Purchase Price Statement, if applicable, and the Vendors shall forthwith following receipt of such revised Closing Purchase Price Statement deliver a revised Vendor Notice agreeing with the calculations set forth in such Closing Purchase Price Statement. In the event of such an agreement, the Purchaser shall pay to the Vendors the amount, if any, by which the Purchase Price set forth in such revised Closing Purchase Price Statement exceeds 95% of the Estimated Purchase Price, within 3 Business Days after receipt by the Purchaser of the revised Vendor Notice.

(5)    If the Vendors and the Purchaser are unable to resolve such dispute within 15 Business Days after the receipt by the Purchaser of the initial Vendor Notice, the dispute will be referred for determination to a qualified and independent arbitrator and resolved in accordance with the procedures set forth on Schedule 2.03(5). The determination of the arbitrator in such dispute will be final and binding on both parties. In the event of an arbitration to determine the Purchase Price, the Purchaser shall pay to the Vendors the amount, if any, by which the Purchase Price, as determined by the arbitrator, exceeds 95% of the Estimated Purchase Price, within 3 Business Days after receipt by the Purchaser of the decision of the arbitrator.

(6)    In the event that 95% of the Estimated Purchase Price exceeds the Purchase Price as determined in accordance with Section 2.03(3), (4) or (5), as applicable, the Vendors shall pay such difference to the Purchaser within 3 Business Days of the final determination of the Purchase Price as set forth in Section 2.03(3), (4) or (5), as applicable, by the delivery to the Purchaser of a certified cheque or bank draft payable at par in Toronto to or to the order of the Purchaser or by wire transfer to an account specified in writing by the Purchaser to the Vendors no more than 3 Business Days after the final determination of the Purchase Price. Such obligation shall be paid by Vendor A and Vendor B pro rata to the allocation of the Purchase Price between the Vendors in accordance with Schedule 2.02.

ARTICLE 3—REPRESENTATIONS AND WARRANTIES

3.01    Vendors’ Representations and Warranties

(1)    Vendor A

Vendor A represents and warrants to the Purchaser that:

(a)	(i) the Corporation is a corporation duly incorporated, organized and subsisting under the laws of Canada as a private company as that term is defined in the Securities Act (Ontario), (ii) Argos is a corporation duly incorporated, organized and subsisting under the laws of Canada, (iii) Contour USA is a corporation duly incorporated and subsisting under the laws of Delaware, (iv) each of the Corporation and each of its Subsidiaries has with the corporate power to own its assets and to carry on its business as presently carried on by it and has made all necessary filings under all applicable corporate and securities laws or any other material laws to which the Corporation is subject;

(b)	the authorized capital of the Corporation consists of an unlimited number of common shares of which 7,504,745 shares have been validly issued and are outstanding as fully paid and non-assessable;

(c)	[Intentionally Deleted];

(d)	Vendor A is the beneficial and registered owner of the Shares, free and clear of all liens, charges, encumbrances and any other rights of others;

(e)	Vendor A has good and sufficient power, authority and right to enter into and deliver this Agreement and to transfer the legal and beneficial title and ownership of the Shares to the Purchaser free and clear of all liens, charges, encumbrances and any other rights of others;

(f)	there is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon:

(i)	Vendor A to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Shares other than pursuant to the provisions of this Agreement, or

(ii)	to the knowledge of Vendor A, the Corporation or any of its Subsidiaries to allot or issue any of the unissued shares of the Corporation or such Subsidiaries or to create any additional class of shares;

(g)	neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by Vendor A will result in the violation of:

(i)	any of the provisions of the constating documents or by-laws of the Corporation;

(ii)	any agreement or other instrument to which the Corporation, or any of its Subsidiaries or Vendor A is a party or by which the Corporation or any of its Subsidiaries or Vendor A is bound; or

(iii)	any Applicable Law;

(h)	the unaudited, consolidated financial statements of the Corporation, consisting of the Balance Sheet and statements of income, retained earnings and changes in financial position for the period ended March 31, 2003 (hereinafter collectively referred to as the “Financial Statements”), a copy of which is attached hereto as Schedule 3.01(1)(h):

(i)	are in accordance with the books and accounts of the Corporation and its Subsidiaries as at March 31, 2003,

(ii)	present fairly the financial position of the Corporation and its Subsidiaries as at March 31, 2003,

(iii)	have been prepared in accordance with generally accepted accounting principles consistently applied, and

(iv)	present fairly all of the assets and liabilities of the Corporation and its Subsidiaries as at March 31, 2003;

(i)	since March 31, 2003 the Business has been carried on in its usual and ordinary course and neither the Corporation nor any of its Subsidiaries has entered into any transaction out of the usual and ordinary course of business except as required or as expressly provided for in this Agreement and as set forth in Schedule 3.01(1)(i);

(j)	each of the Corporation and each of its Subsidiaries is the owner with good and marketable title, free and clear of all liens, charges, encumbrances and any other rights of others, of all assets shown or reflected on the Balance Sheet, except such of the assets of the Corporation and its Subsidiaries as have been disposed of in the usual and ordinary course of business since March 31, 2003, and of all assets acquired by the Corporation and its Subsidiaries since March 31, 2003;

(k)	to Vendor A’s knowledge, there are no outstanding orders, notices or similar requirements relating to the Corporation or any of its Subsidiaries issued by any Governmental Authority and there are no matters under discussion with any Governmental Authority relating to orders, notices or similar requirements;

(l)	no dividends have been declared or paid on or in respect of the Shares and no other distribution on any of its securities or shares has been made by the Corporation or any of its Subsidiaries since March 31, 2003 and all dividends which to the date hereof have been declared or paid by the Corporation or any of its Subsidiaries have been duly and validly declared or paid;

(m)	neither the Corporation nor any of its Subsidiaries has any liability, obligation or commitment for the payment of Taxes of whatever nature or kind, or interest or penalties with respect thereto, except such as are disclosed in the Financial Statements or such Taxes not yet due as have arisen since March 31, 2003 in the usual and ordinary course of business and for which adequate provision in the accounts of the Corporation and its Subsidiaries has been made, and neither the Corporation nor any of its Subsidiaries is in arrears with respect to any required withholdings or instalment payments of any Tax of any kind and has not filed any waiver for a taxation year of the Corporation or any of its Subsidiaries under the ITA or any other legislation imposing Tax on the Corporation or any of its Subsidiaries;

(n)	neither the Corporation nor any of its Subsidiaries is a party to any contract or commitment outside the usual and ordinary course of business or is a party to any contract or commitment involving expenditures by it in the aggregate in excess of $500,000, except such contracts or commitments as are listed in Schedule 3.01(1)(n) attached hereto;

(o)	neither the Corporation nor any of its Subsidiaries is in default or breach of any material contract or commitment to which it is a party and there exists no condition, event or act which, with the giving of notice or lapse of time or both, would constitute such a default or breach and all such material contracts and commitments are in good standing and in full force and effect without amendment thereto and the Corporation or the applicable Subsidiary of the Corporation is entitled to all benefits thereunder;

(p)	neither the Corporation nor any of its Subsidiaries is a party to any lease or agreement in the nature of a lease for real property, whether as lessor or lessee, except the leases described in Schedule 3.01(1)(p);

(q)	except as set forth on Schedule 3.01(1)(q), the Corporation does not have any Subsidiaries nor is the Corporation or any of its Subsidiaries bound by any agreement, option or commitment to acquire any shares or securities of any other corporation;

(r)	there is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from the Corporation or any of its Subsidiaries of any of its respective business or any of its respective assets other than in the usual and ordinary course of business;

(s)	neither the Corporation nor any of its Subsidiaries has any formal employment contract with any person whomsoever, except such contracts as are listed in Schedule 3.01(1)(s) attached hereto;

(t)	neither the Corporation nor any of its Subsidiaries is bound by or a party to any collective bargaining agreement;

(u)	all benefit plans of the Corporation and each of its Subsidiaries have been duly registered where required by, and are in good standing under, all applicable legislation including, without limiting the generality of the foregoing, the ITA and the Pension Benefits Act (Ontario);

(v)	no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

(i)	holds bargaining rights with respect to any of the Corporation’s or any of its Subsidiaries’ employees by way of certification, interim certification, voluntary recognition, designation or successor rights,

(ii)	has applied to be certified as the bargaining agent of any of the Corporation’s or any of its Subsidiaries’ employees, or

(iii)	has applied to have the Corporation or any of its Subsidiaries declared a related employer pursuant to Section 1(4) of the Labour Relations Act (Ontario);

(w)	except for remuneration paid to employees in the usual and ordinary course of business and made at current rates of remuneration, no payments have been made or authorized since March 31, 2003 by the Corporation or any of its Subsidiaries to officers, directors or employees of the Corporation or any of its Subsidiaries;

(x)	there are no actions, suits or proceedings (whether or not purportedly on behalf of the Corporation or any of its Subsidiaries) pending or, to Vendor A’s knowledge, threatened against or materially adversely affecting, or which could materially adversely affect, the Corporation or any of its Subsidiaries or any of their respective assets or before or by any Governmental Authority which might involve the possibility of any judgment or liability against the Corporation or any of its Subsidiaries, except such actions, suits or proceedings as are disclosed in Schedule 3.01(1)(x) attached hereto;

(y)	neither the Corporation nor any of its Subsidiaries is conducting its business in any jurisdiction other than the Provinces of Ontario, British

Columbia and Quebec provided that the Corporation and its Subsidiaries provide service to customers located in Alberta, the United States and Mexico in addition to the jurisdictions listed above;

(z)	the Corporation and each of its Subsidiaries (i) is conducting its business in material compliance with all Applicable Laws (including Environmental Laws) of Canada and of the Provinces of Ontario, British Columbia and Quebec and all municipalities thereof in which its business is carried and is not in material breach of any such laws, rules, regulations, notices, approvals or orders, where such a breach or failure to so comply could have a material adverse effect on the Business and (ii) is duly licensed, registered or qualified, and duly possesses all material Permits, in the Province of Ontario, British Columbia and Quebec and all municipalities thereof in which the Corporation or the applicable Subsidiary of the Corporation carries on its business to enable its business to be carried on as now conducted and its assets to be owned, leased and operated, and all such Permits are valid and subsisting and in good standing and none of the same contains or is subject to any term, provision, condition or limitation which has or may have a material adverse effect on the operation of its business or which may adversely change or terminate such Permit by virtue of the completion of the transactions contemplated hereby;

(aa)	all trade marks, trade names and patents, both domestic and foreign, used in or required for the proper carrying on of the Corporation’s or any of its Subsidiaries’ business are validly and beneficially owned by the Corporation or one of its Subsidiaries with the sole and exclusive right to use the same and are in good standing and duly registered in all appropriate offices to preserve the right thereof and thereto;

(bb)	to Vendor A’s knowledge, except as set forth on Schedule 3.01(bb), the conduct of the Corporation and its Subsidiaries does not infringe upon the trade marks, trade names, patents or copyrights, domestic or foreign, of any other person;

(cc)	Vendor A is not a non-resident person within the meaning of section 116 of the ITA; and

(dd)	Vendor A has entered into the agreement with TELUS Communications Inc. (the “Referenced Agreement”) referred to in paragraph 6 of Amending Agreement No. 2 dated as of April 10, 2003 (“Amendment No. 2”) between Contour Telecom Inc., Argos Telecom Inc. and TELUS Communications Inc. and no default under or breach by Vendor A of the Referenced Agreement or termination of the Referenced Agreement will cause the amendments provided for by Amendment No. 2 to cease to be effective.

(2)    Vendor B

Vendor B represents and warrants to the Purchaser that:

(a)	Vendor B is the beneficial and registered owner of the Debt, free and clear of all liens, charges, encumbrances and any other rights of others;

(b)	Vendor B has good and sufficient power, authority and right to enter into and deliver this Agreement and to transfer the legal and beneficial title and ownership of the Debt to the Purchaser free and clear of all liens, charges, encumbrances and any other rights of others;

(c)	there is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon Vendor B to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Debt other than pursuant to the provisions of this Agreement;

(d)	neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by Vendor B will result in the violation of:

(i)	any of the provisions of the constating documents or by-laws of Vendor B,

(ii)	any agreement or other instrument to which Vendor B is a party or by which Vendor B is bound, or

(iii)	any Applicable Law; and

(e)	Vendor B is not a non-resident person within the meaning of section 116 of the ITA.

3.02    Survival of Vendors Representations, Warranties and Covenants

(1)    The representations and warranties of the Vendors set forth in Section 3.01 shall survive the completion of the sale and purchase of the Shares and Debt herein provided for and, notwithstanding such completion, the representations and warranties of the Vendors set forth in Section 3.01 shall continue in full force and effect for the benefit of the Purchaser for a period of eighteen months from the Closing Date.

(2)    The covenants of the Vendors set forth in this Agreement (other than the covenant set forth in Section 4.01(2) with respect to representations and warranties being true at the Time of Closing) shall survive the completion of the sale and purchase of the Shares and Debt herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Purchaser in accordance with the terms thereof.

3.03    Purchaser’s Representations and Warranties

The Purchaser represents and warrants to the Vendor that:

(a)	the Purchaser is a corporation duly incorporated, organized and subsisting under the laws of the Province of Ontario;

(b)	the Purchaser has good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions to be completed by the Purchaser contemplated hereby;

(c)	neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Purchaser will result in the violation of:

(i)	any of the provisions of the constating documents or by-laws of the Purchaser;

(ii)	any agreement or other instrument to which the Purchaser is a party or by which the Purchaser is bound, or

(iii)	any Applicable Law; and

(d)	on February 13, 2003 the Purchaser had financial resources as described in Schedule 3.03(d) sufficient to permit it to pay the Purchase Price on the Closing Date in accordance with this Agreement and since such date the Purchaser’s business has been carried on in its usual and ordinary course and the Purchaser has not entered into any transaction out of the ordinary course of business and there has been no change in the financial condition of the Purchaser that would prejudice its ability to pay the Purchase Price on the Closing Date in accordance with this Agreement.

3.04    Survival of Purchaser’s Representations, Warranties and Covenants

(1)    The representations and warranties of the Purchaser set forth in Section 3.03 shall survive the completion of the sale and purchase of the Shares and Debt herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Vendors for a period of eighteen months from the Closing Date.

(2)    The covenants of the Purchaser set forth in this Agreement (other than the covenant set forth in Section 4.02(2) with respect to representations and warranties being true at the Time of Closing) shall survive the completion of the sale and purchase of the Shares and Debt herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Vendors in accordance with the terms thereof.

ARTICLE 4—COVENANTS

4.01    Covenants of the Vendors

(1)    The Vendors will jointly and severally indemnify and save harmless the Purchaser and the directors, officers, employees and agents of the Purchaser from and against (a) any Taxes resulting from or arising as a consequence of the sale by the Vendors to the Purchaser of the Shares and the Debt, and (b) all Claims incurred by the Purchaser directly or indirectly resulting from any breach of any covenant of the Vendors or either of them contained in this Agreement or from any inaccuracy or misrepresentation in any representation or warranty contained in Section 3.01. The Vendors appoint the Purchaser as the trustee for the Purchaser’s directors, officers, employees and agents of the covenant of the Vendors with respect to such persons and the Purchaser accepts such appointment.

(2)    The Vendors will ensure that the representations and warranties of the Vendors set out in Section 3.01 over which the Vendors have reasonable control are true and correct at the Time of Closing and that the conditions of closing for the benefit of the Purchaser set out in Section 5.01(1) over which the Vendors have reasonable control have been performed or complied with by the Closing Date.

(3)    The Vendors shall adhere to the confidentiality agreement dated December 31, 2002 (the “Confidentiality Agreement”) made between the Vendors and the Purchaser regarding the transactions contemplated by this Agreement, and such confidentiality agreement shall remain in full force and effect following the execution of this Agreement and completion of the transactions contemplated hereby.

(4)    During the period between the date of this Agreement and the Closing Date (the “Interim Period”), the Vendors will cause the Business to be managed and operated in the usual and ordinary course consistent with past practices, unless the Vendors shall have obtained the prior written consent of the Purchasers, such consent not to be unreasonably withheld or delayed. Notwithstanding the immediately preceding sentence, the Corporation shall be permitted (a) to enter into a telecommunications services agreement pursuant to which the Corporation shall purchase up to 25 million minutes per year of North American long distance services from Bell Canada Inc. or one of its Affiliates (collectively, “Bell”) for a period of one year at a rate not to exceed $0.048 per minute or a period of two years at a rate not to exceed $0.040 per minute, provided that failure to enter into any new agreement with Bell and continuing to acquire services from Bell in accordance with existing practices shall not constitute a failure to comply with the foregoing covenant to manage the Business in the usual and ordinary course consistent with past practice, and (b) to permit Argos Telecom Inc. (“Argos”) to enter into an agreement in respect of the lease by Argos of its premises in Toronto, Ontario to allow such lease to lapse at the end of its current term and to continue on a month to month basis for up to six months, such month to month lease to be terminable by either the landlord or Argos on 60 days notice.

(5)    The Vendors shall permit the Purchaser to inspect the books and records of the Corporation and Argos and speak with senior management employees of the Corporation and Argos for the purpose of planning for the integration of the operations of the Corporation and Argos with those of the Purchaser and for the purpose of allowing for the preparation of audited financial statements in respect of the Corporation and Argos and not for any other purpose. The Vendors shall supply any and all documents and records of the Corporation and Argos to the Purchaser and its agents and representatives as they may reasonably require. The Purchaser shall give reasonable notice of any visit to the premises of the Corporation or Argos for the purposes of such inspection, such inspections may occur only during normal business hours of the Corporation and Argos, unless otherwise requested by the Vendors and shall be conducted without disruption to the operations of the Corporation and Argos. Any notice given pursuant to the foregoing shall be given in accordance with Schedule 4.01(5) which Schedule may be amended at any time by the Vendors upon notice to the Purchaser in accordance with Section 7.12.

4.02    Covenants of the Purchaser

(1)    The Purchaser will indemnify and save harmless the Vendors and the directors, officers, employees and agents of the Vendors from and against all Claims incurred by the Vendors directly or indirectly resulting from any breach of any covenant of the Purchaser contained in this Agreement or from any inaccuracy or misrepresentation in any representation or warranty set forth in Section 3.03. The Purchaser appoints the Vendors as trustees for the Vendors’ directors, officers, employees and agents of the covenant of the Purchaser with respect to such persons and the Vendors accept such appointment.

(2)    The Purchaser will ensure that the representations and warranties of the Purchaser set out in Section 3.03 over which the Purchaser has reasonable control are true and correct at the Time of Closing and that the conditions of closing for the benefit of the Vendors set out in Section 5.02(1) over which the Purchaser has reasonable control have been performed or complied with by the Time of Closing.

(3)    The Purchaser shall adhere to the Confidentiality Agreement and the Confidentiality Agreement shall remain in full force and effect following the execution of this Agreement and the completion of the transactions contemplated hereby.

(4)    The Purchaser shall give written notice to the Vendors forthwith upon any event having occurred or any circumstance arising or existing, in each case the result of which would be that (a) there has been a material adverse change in the financial condition of the Purchaser or (b) the Purchaser is no longer able to pay the Purchase Price on the Closing Date in accordance with this Agreement.

ARTICLE 5—CONDITIONS

5.01    Conditions for the Benefit of the Purchaser

(1)    The sale by the Vendors and the purchase by the Purchaser of the Shares and the Debt is subject to the following conditions, which are for the exclusive benefit of the Purchaser and which are to be performed or complied with at or prior to the Closing Date:

(a)	the representations and warranties of the Vendors set forth in Section 3.01 will be true and correct at the Closing Date with the same force and effect as if made at and as of such time;

(b)	the Vendors will have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Vendors at or prior to the Closing Date;

(c)	the Purchaser will be furnished with such certificates or other instruments of the Vendors or of officers of the Vendors as the Purchaser or the Purchaser’s counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the Vendors at or prior to the Closing Date have been performed or complied with and that the representations and warranties of the Vendors herein given are true and correct in all material respects on the Closing Date;

(d)	there will have been obtained from all appropriate Governmental Authorities and third parties such approvals and consents, or exemptions therefrom as are required to permit the change of ownership of the Shares and Debt contemplated hereby;

(e)	all necessary approvals of the directors, shareholders and, if necessary, the debt holders of each of the Vendors for the due authorization of the transactions contemplated hereby shall have been obtained;

(f)	the Purchaser shall have received the unaudited financial statements of the Corporation for the period ending March 31, 2003;

(g)	no action or proceeding in Canada will be pending or threatened by any person to enjoin, restrict or prohibit the sale and purchase of the Shares and Debt contemplated hereby;

(h)	all directors of the Corporation specified by the Purchaser will resign as directors;

(i)	all necessary steps and proceedings will have been taken to permit the Shares and the Debt to be transferred to and registered in the name of the Purchaser;

(j)	the Vendors will have delivered to the Purchaser a favourable opinion of the Vendors’ counsel in a form reasonably acceptable to the Purchaser;

(k)	the form and legality of all matters incidental to the sale by the Vendors and the purchase by the Purchaser of the Shares and the Debt will be subject to the approval of the Purchaser’s counsel acting reasonably;

(l)	the Purchaser shall be satisfied, acting reasonably, that the assets of the Corporation as set forth in its unaudited financial statements dated March 31, 2003 and delivered to the Purchaser by the Vendors, were owned by the Corporation as at March 31, 2003; and

(m)	there shall have been no material adverse change to the Business after the date of this Agreement that was not agreed to in writing by the Purchaser.

(2)    In case any term or covenant of the Vendors or condition to be performed or complied with for the benefit of the Purchaser at or prior to the Closing Date has not been performed or complied with at or prior to the Closing Date, the Purchaser, without limiting any other right that the Purchaser has, may at its sole option either:

(a)	rescind this Agreement by notice to the Vendors, and in such event the Purchaser will be released from all obligations hereunder; or

(b)	waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part;

and, if the Purchaser rescinds this Agreement pursuant to Section 5.01(2)(a), the Vendors will (A) return the Deposit to the Purchaser, and (B) be liable to the Purchaser for any Claims incurred by the Purchaser as a result of such breach unless (I) the only condition that was not satisfied was that set forth in Section 5.01(1)(a) and the representation and warranty in respect of which the right of rescission was exercised was true and correct in all material respects, (II) the only condition that was not satisfied was that set forth in Section 5.01(1)(m) and all of the representations and warranties were true and correct in all material respects or (III) the only conditions that were not satisfied were the conditions in Sections 5.01(1)(a) and 5.01(1)(m) and all of the representations and warranties were true and current in all material respects, in which events the Vendors will (x) be entitled to keep the Deposit, and (y) be released from all obligations hereunder.

5.02    Conditions for the Benefit of the Vendors

(1)    The sale by the Vendors and the purchase by the Purchaser of the Shares and the Debt is subject to the following conditions, which are for the exclusive benefit of the Vendors and which are to be performed or complied with at or prior to the Closing Date:

(a)	the representations and warranties of the Purchaser set forth in Section 3.03 will be true and correct in all material respects at the Closing Date with the same force and effect as if made at and as of such time;

(b)	the Purchaser will have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Purchaser at or prior to the Closing Date;

(c)	the Vendors shall have received a favourable opinion of the Purchaser’s counsel in respect of the due authorization and enforceability of this Agreement in a form reasonably acceptable to the Vendors;

(d)	the Vendors will be furnished with such certificates or other instruments of the Purchaser or of officers of the Purchaser as the Vendors or the

Vendor’s counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the Purchaser at or prior to the Closing Date have been performed or complied with and that the representations and warranties of the Purchaser herein given are true and correct in all material respects at the Closing Date;

(e)	the Corporation shall have released the Vendors from any and all possible Claims against the Vendors in their capacities as shareholders or debtholders of the Corporation;

(f)	there will have been obtained from all appropriate Governmental Agencies and third parties such approvals and consents, or exemptions therefrom, as are required to permit the change of ownership of the Shares and Debt contemplated hereby;

(g)	no action or proceeding will be pending or threatened by any person to enjoin, restrict or prohibit the sale and purchase of the Shares and Debt contemplated hereby; and

(h)	all necessary approvals of the directors, shareholders and, if necessary, the debt holders of the Purchaser for the due authorization of the transactions contemplated hereby shall have been obtained.

(2)    In case any term or covenant of the Purchaser or condition to be performed or complied with for the benefit of the Vendors at or prior to the Closing Date has not been performed or complied with at or prior to the Closing Date or the Purchaser delivers a notice pursuant to Section 4.02(4), the Vendors, without limiting any other right that the Vendors have, may at their sole option either:

(a)	rescind this Agreement by notice to the Purchaser, and in such event the Vendors will be released from all obligations hereunder; or

(b)	waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of their rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part;

and, if the Vendors rescind this Agreement pursuant to Section 5.02(2)(a), the Vendors shall be entitled to retain the Deposit and the Purchaser will also be released from all obligations hereunder unless the term, covenant or condition for which the Vendors have rescinded this Agreement was one that the Purchaser had covenanted, pursuant to Section 4.02(2), to ensure had been performed or complied with, in which event the Purchaser will be liable to the Vendors for any Claims incurred by the Vendors directly or indirectly as a result of such breach.

ARTICLE 6—CLOSING ARRANGEMENTS

6.01    Closing

The documentation giving effect to the sale and purchase of the Shares and the Debt will be completed at 10:00 a.m. (the “Time of Closing”) on the Closing Date at the offices of McCarthy Tétrault LLP, Suite 4700, Toronto Dominion Bank Tower, Toronto-Dominion Centre, Toronto, Ontario.

ARTICLE 7—GENERAL

7.01    Indemnification

(1) The obligations of the Vendors and the Purchaser under this Agreement to indemnify and save harmless the other and its directors, officers, employees and agents are, in the case of any Claim by a third party, conditional upon the party that is otherwise entitled to be indemnified (the “Indemnitee”) giving prompt notice to the other (the “Indemnitor”) of such Claim and permitting the Indemnitor at its expense to participate in all negotiations relating thereto, to assume the defence of any action or proceeding relating thereto and to determine (with the Indemnitee, acting reasonably) whether any settlement should be made with respect thereto; provided that if, in the sole opinion of the Indemnitee, the interests of the Indemnitee are different from those of the Indemnitor in connection with such Claim, the Indemnitee will have the right, at the Indemnitor’s expense, to defend its own interests provided that any settlement of such Claim is on terms and conditions approved by the Indemnitor, acting reasonably. If the Indemnitor does not defend any Claim, the Indemnitee will have the right to do so on its own behalf and on behalf of the Indemnitor at the expense of the Indemnitor.

(2) No claims for indemnification may be made under Section 4.01 or 4.02 in respect of any Claim unless the aggregate of all losses suffered or incurred by the Purchaser or the Vendors, as the case may be, in respect of all Claims exceeds $100,000 in the aggregate. The maximum aggregate liability of the Vendors to the Purchaser or the Purchaser to the Vendor for Claims or losses under this Agreement shall not exceed the value of the aggregate consideration paid to the Vendors pursuant to this Agreement.

7.02    Limitation of Liability

UNDER NO CIRCUMSTANCES WILL THE VENDORS BE LIABLE TO THE PURCHASER OR THE PURCHASER BE LIABLE TO THE VENDORS FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING, LOST PROFITS, LOST REVENUE, FAILURE TO REALIZE EXPECTED SAVINGS OR ANY OTHER ECONOMIC LOSS, WHETHER ARISING IN NEGLIGENCE, TORT, STATUTE, EQUITY, CONTRACT, COMMON LAW OR ANY OTHER CAUSE OF ACTION OR LEGAL THEORY EVEN IF THE PARTY FROM WHOM SUCH DAMAGES ARE SOUGHT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE. THE PURCHASER AND THE VENDORS AGREE, ACKNOWLEDGE AND CONFIRM THAT THE LIMITATIONS OF LIABILITY SET OUT IN THIS SECTION ARE FAIR AND REASONABLE IN THE COMMERCIAL CIRCUMSTANCES OF THIS AGREEMENT.

7.03    Non-Competition

The Vendors covenant that, for a period of twelve (12) months from the Closing Date, they will not compete in the telecommunication vendor management business as currently conducted by the Corporation with respect to the Corporation’s existing customers as at the Closing Date. For greater certainty, this non-competition covenant shall not apply to any business carried on by any of the Corporation’s wholly-owned subsidiaries and Affiliates (to the extent such business is not carried on by the Corporation) or to the customer base of any of such persons. Notwithstanding the foregoing, the Vendors may otherwise compete in their ordinary course of business as telecommunications services providers.

7.04    Further Assurances

Each of the Vendors and the Purchaser will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

7.05    Time of the Essence

Time is of the essence of this Agreement.

7.06    Fees and Commissions

Each of the Vendors and the Purchaser will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred and will indemnify and save harmless the other from and against any Claim for any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions hereunder.

7.07    Public Announcements

Except as required by law, no public announcement or press release concerning the sale and purchase of the Shares and the Debt may be made by the Vendors or the Purchaser without the prior consent and joint approval of the Vendors and the Purchaser.

7.08    Benefit of the Agreement

This Agreement will enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

7.09    Entire Agreement

This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and cancel and supersede any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement and the Confidentiality Agreement.

7.10    Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all the parties hereto. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

7.11    Assignment

This Agreement (i) may not be assigned by the Vendors, other than to an Affiliate of either Vendor, without the written consent of the Purchaser and (ii) may not be assigned by the Purchaser without the written consent of the Vendors.

7.12    Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by electronic means of communication addressed to the recipient as follows:

To the Vendors:

AT&T Canada Corp.

200 Wellington Street West

Toronto, Ontario

M5V 3G2

Fax No.: (416) 345-2070

Attention: Office of the General Counsel

With a copy to:

McCarthy Tétrault

Box 48, Suite 4700

Toronto, Ontario

M5K 1E6

Fax No.: (416) 868-0673

Attention: Gordon Baird

To the Purchaser:

Yak Communications (Canada) Inc.

55 Town Centre Court

Unit 610

Toronto, Ontario

M1P 4X4

Fax No.: (416) 279-1372

Attention: Charles Zwebner

With a copy to:

Greenwoods Barristers & Solicitors

3500 Dufferin Street

Suite 100

Toronto, Ontario

M3K 1N2

Fax No.: (416) 638-3529

Attention: Anthony Greenwood

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

7.13    Remedies Cumulative

The right and remedies of the parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise. No single or partial exercise by a party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that party may be entitled.

7.14    Governing Law

This Agreement is governed by and will be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

7.15    Attornment

For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Agreement. The Vendors and the Purchaser each hereby attorns to the jurisdiction of the courts of the Province of Ontario.

7.16    Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement.

AT&T CANADA LTD.

Per:	/s/ Dean L. Prevost
Name: Dean L. Prevost Title: Senior Vice President Strategy & Corp. Development

Per:	/s/ Scott L. Ewart
Name: Scott L. Ewart Title: Senior Vice President & General Counsel

AT&T CANADA CORP.

Per:	/s/ Dean L. Prevost
Name: Dean L. Prevost Title: Senior Vice President Strategy & Corp. Development

Per:	/s/ Scott L. Ewart
Name: Scott L. Ewart Title: Senior Vice President & General Counsel

YAK COMMUNICATIONS (CANADA) INC.

Per:	/s/ Charles Zwebner
Name: Charles Zwebner Title: President

SCHEDULE 1.01

WORKING CAPITAL CALCULATION

See Attached

SCHEDULE 2.02

ALLOCATION OF PURCHASE PRICE

The first dollar of the Purchase Price shall be allocated to Vendor A in payment for the Shares. The Purchase Price will then be allocated to Vendor B in payment for the outstanding amount on the Debt plus any accrued interest payable in respect thereof, and any remaining balance shall then be allocated to Vendor A in payment for the Shares.

SCHEDULE 2.03(5)

ARBITRATION PROCEDURES

Definitions

1.	Except as otherwise set forth herein, capitalized terms used herein shall have the meanings ascribed to them in the Share and Debt Purchase Agreement between Yak Communications (Canada) Inc., AT&T Canada Corp. and AT&T Canada Inc. made as of May 5, 2003.

Final and Binding Arbitration

2.	The Arbitrator (as defined below) appointed under these Rules will apply the rules and procedures of the Arbitration Act, 1991 (Ontario) to any arbitration conducted hereunder except to the extent they are modified by the express provisions of these Rules.

3.	Each party acknowledges that it will not apply to the courts of Ontario or any other jurisdiction to attempt to enjoin, delay, impede or otherwise interfere with or limit the scope of the arbitration or the powers of the Arbitrator; provided, however, that the foregoing will not prevent either party from applying to the courts of Ontario for a determination with respect to any matter or challenge provided for in the Arbitration Act (Ontario).

4.	Each party further acknowledges that the decision of the Arbitrator will be final and conclusive and there will be no appeal therefrom whatsoever to any court, tribunal or other authority.

Jurisdiction of Arbitrator

5.	The Arbitrator shall have the jurisdiction to deal with all matters relating to a dispute concerning the calculation of the Purchase Price.

Place of Arbitration

6.	The arbitration will be conducted in the City of Toronto in the Province of Ontario at the location determined from time to time by the Arbitrator.

Appointment of Arbitrator

7.	As used in these Rules, the term “Arbitrator” means the Arbitrator appointed by the two arbitrators chosen by the Purchaser and the Vendors, respectively, pursuant to Section 7 of these Rules.

8.	The arbitration will be commenced by delivery of a written complaint (the “Complaint”) by the Vendors to the Purchaser after the expiry of the 15 Business Day period referred to in Section 2.03(5) of the Agreement. The Complaint must describe the reasons for the dispute concerning the Purchase Price (the “Dispute”). The Vendors and the Purchaser

may agree in writing upon the appointment of one Arbitrator. If within 15 days of the giving of the Complaint, the Vendors and the Purchaser do not reach agreement on the appointment of the Arbitrator, then each of the Vendors and the Purchaser may appoint one arbitrator and provide the other party with written notice of such appointment. Such arbitrators will, within 15 days of their appointment, agree on the appointment of the Arbitrator who will decide the Dispute and give notice to the Vendors and the Purchaser of such appointment, failing which the Arbitrator may be appointed by a Judge of the Ontario Court (General Division) on the application of either the Vendors or the Purchaser, on notice to the other. The Arbitrator shall be a person having appropriate qualifications to address the Dispute.

Pleadings

9.	(i) Within 10 days of the appointment of the Arbitrator, the Vendors must deliver to the Purchaser and the Arbitrator a written statement (the “Claim”) concerning the Dispute setting forth, with particularity, its position with respect to the

  Dispute and the material facts upon which it intends to rely.

(ii)	If the Vendors fails to deliver a Claim within the time limit referred to in Section 8(i) above, the Arbitrator must decide the Dispute in favour of the Purchaser.

(iii)	Within 10 days after the delivery of the Claim, the Purchaser may deliver to the Vendors and the Arbitrator a written response (the “Defence”) setting forth, with particularity, its position on the Dispute and the material facts upon which it intends to rely setting forth, with particularity, any additional Dispute for the Arbitrator to decide.

(iv)	If the Purchaser fails to deliver a Defence within the time limit referred to in (iii) above, the Arbitrator will decide the Dispute in favour of the Vendors.

(v)	Within 5 days after delivery of the Defence, the Vendors may deliver to the Purchaser and the Arbitrator a written reply (the “Reply”) to the Defence, setting forth, with particularity, its response, if any, to the Defence.

Meetings and Hearings

10.	The Arbitrator will determine the time, date and location of meetings or hearings for the arbitration and will give all the parties 10 days prior written notice of such meetings or hearings.

11.	All proceedings and the making of the award will be in private and the parties will ensure that the conduct of the arbitration and the terms of the decision will, be kept confidential unless the parties otherwise agree; provided, however, that such obligation to maintain confidentiality will not prohibit any party from complying with Applicable Law.

12.	The parties may be represented or assisted by any person during the arbitration. Where a party is represented by another person, such party will provide notice in writing of such

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representation	to the other party and to the Arbitrator at least 2 days prior to any arbitration proceeding.

13.	The first arbitration meeting must be held within 10 days of the expiry of the pleadings procedure set forth in Section 8 of these Rules. The decision of the Arbitrator must be made within 30 days of the first arbitration meeting.

Disclosure/Confidentiality

14.	All information disclosed, including all statements made and documents produced, in the course of the arbitration will be held in confidence.

Costs

15.	The Arbitrator will decide the allocation between the parties of the costs of the arbitration. In determining the allocation between the parties of the costs of the arbitration, including the compensation of the Arbitrator and the costs associated with the arbitration, the Arbitrator may invite submissions as to costs.

Miscellaneous

16.	The parties may modify any period of time provided for in these Rules by written agreement.

17.	The language of the arbitration will be English.

Nothing contained in these Rules prohibits a party hereto from making an offer or offers of settlement relating to a Dispute during the course of an arbitration.

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SCHEDULE 3.01(1)(h)

FINANCIAL STATEMENTS

See Attached.

SCHEDULE 3.01(1)(i)

NON-ORDINARY COURSE TRANSACTIONS

1.	Effective April 9, 2003, the Telus Rebiller Services Agreement dated as of July 11, 2002 between Contour Telecom Inc., Argos Telecom Inc. and TELUS Communications Inc. (the “Rebiller Agreement”) was amended to change the Effective Date (as defined therein) from July 11, 2002 to July 15, 2002 in accordance with the amending agreement attached as Exhibit A to this Schedule 3.01(1)(i).

2.	Effective April 10, 2003 the Rebiller Agreement was amended to, among other things, change the annual minimum volume commitments of Contour thereunder, all in accordance with the amending agreement attached as Exhibit B to this Schedule 3.01(1)(i).

3.	On May 1, 2003, AT&T Canada Corp. entered into Schedule A-1 to the Master Wholesale Agreement between AT&T Canada Corp. and Contour Telecom Inc. dated February 18, 2003 establishing (a) the services to be provided to Contour by AT&T Canada Corp. and (b) the rates applicable to such services. Such services are to be provided to Contour primarily to allow Contour to provide services to Federal Express under Contour’s agreement with Federal Express dated November 1, 2002 which agreement was amended effective March 18, 2003.

4.	On April 4, 2003 Rod Hooktwith, the President of Contour Telecom Inc. resigned.

5.	On April 11, 2003 Pat Hanson, the Controller of Contour Telecom Inc. and Argos Telecom Inc. resigned.

6.	On April 1, 2003, Duke Energy extended the terms of its contract with Contour Telecom Inc. to September 30, 2003. Such extension is on the same terms and conditions as the existing agreement.

7.	On April 30, 2003 United Parcel Service (“UPS”) delivered notice that it was not renewing its agreement with Contour Telecom Inc. As a result, such contract will terminate May 31, 2003, subject to a two month transition period. UPS had been paying $48,000 per year in management fees.

8.	On April 30, 2003 CAA Mid-Western Ontario delivered notice that it was terminating its agreement with Contour Telecom Inc. effective May 30, 2003, subject to a two month transition period. In their letter giving notice of the termination CAA Mid-Western Ontario made a claim for a credit in respect of past service disputes in the amount of $27,112.

9.	On April 25, 2003 Bell Canada gave notice to Contour Telecom Inc. that the rates that had been charged to Contour by Bell for Centrex service were not correct and that the rates were to be increased to the rates required by the CRTC Tariffs. The rates previously charged were not in compliance with such tariffed rates.

10.	On May 1, 2003 the litigation with Dialexia referred to at item 1 of Schedule 3.01(1)(x) was settled for a payment of $350,000.

11.	A verbal agreement was reached in April, 2003 to allow Argos to continue to occupy its premises in Toronto, Ontario, on a month to month basis at the existing rent, provided that either party may terminate such occupancy on two months notice.

12.	Negotiations are underway with Bell Canada Inc. and Sprint Canada for the negotiation of new service agreements.

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SCHEDULE 3.01(1)(n)

MATERIAL CONTRACTS

1.	Master Wholesale Agreement between AT&T Canada Corp. and Contour Telecom Inc. dated February 18, 2003 and Schedule A-1 thereto dated May 1, 2003.

2.	The Rebiller Agreement with Telus Communications Inc., as amended, described at item 1 of Schedule 3.01(1)(i).

3.	TELUS Frame Relay Service Agreement dated July 4, 2000 between Economux Telecom Inc. (a predecessor of Argos Telecom Inc.) and TELUS Integrated Communications, a division of TELUS Services Inc.

4.	The real property leases listed at Schedule 3.01(1)(p).

5.	Services are acquired from Bell Canada Inc. and Sprint Canada, although no formal agreements are in place.

SCHEDULE 3.01(1)(p)

REAL PROPERTY LEASES

Lessee	Landlord	Date of Lease	Address

Contour Telecom Inc.	Dundee Realty Management Corp.	September 17, 1998	5399 Eglinton Ave. West Suites 202A, 203 & 206 Etobicoke, Ontario M9C 5K6
Contour Telecom Inc.	Dundee Realty Management Corp.	May 9, 2001	5399 Eglinton Ave. West Suites 202A, 203 & 206 Etobicoke, Ontario M9C 5K6
Argos Telecom Inc.	Desjardins Financial	June 9, 1998	87 Skyway Avenue Suite 200 Etobicoke, Ontario M9W 6R3
TigerTel Services	Métivier Grassi Real Estate (CIBC Development Corporation)	May 11, 1999	6800 Côte-de-Liesse Suite 201 St. Laurent, Quebec H4T 2A7
Economux	Société Immobilière Dundee	April 15, 1998	1 Place du Commerce Suite 340 Brossard, Quebec J4W 2Z7
Economux	Société Immobilière Dundee	April 27, 2001	1 Place du Commerce Suite 340 Brossard, Quebec J4W 2Z7

SCHEDULE 3.01(1)(q)

SUBSIDIARIES

1.	Argos Telecom Inc., a corporation incorporated under the laws of Canada.

2.	Contour Telecom Management Corp., a corporation incorporated under the laws of Delaware.

SCHEDULE 3.01(1)(s)

EMPLOYMENT CONTRACTS

There are no formal employment contracts except with the senior managers listed below. However, most employees have signed letters confirming their salary and benefits and agreeing to confidentiality and a code of conduct.

Michael Andison

Deborah LeCouffe

Vishy Subramaniam

Majella Power-O’Connor

SCHEDULE 3.01(1)(x)

LITIGATION

1.	There is an existing action in the Quebec Superior Court against Argos Telecom Inc. (“Argos”) which action is described below. This action was settled on May 1, 2003 by the parties for a $350,000 payment to Dialexia Communications Inc. (“Dialexia”). In return Argos received a full, final and complete release. As of the date hereof no discontinuance of the action has been filed with the Court, however pursuant to the release agreement Dialexia has agreed to discontinue its claim and Argos has agreed to discontinue its counterclaim.

Dialexia Communications Inc. v. Argos Telecom Inc.

On or about April 2, 2002, the plaintiff, Dialexia, a telecommunication intermediary, filed a declaration with the Quebec Superior Court claiming $6,014,449.57 in damages from Argos. The declaration claimed damages resulting from the termination of its service by Argos. Argos counter-claimed for $2,002,053.32 for unpaid service charges.

2.	Claim by Daniel Conn (a former employee of Argos Telecom Inc.) and Q Management filed in the Ontario Superior Court of Justice for $85,000 for wrongful dismissal, breach of contract and unpaid commissions. A mediation meeting in respect of this matter is schedule for May 2003.

3.	Claim by John Upshall for $20,000 breach of a term employment contract.

4.	Claim by Robert Bissonnette a former employee of Argos Telecom Inc. for wrongful dismissal. The claim is for one year’s compensation plus $40,000 in damages for mental anguish. One year’s compensation would be approximately $150,000.

SCHEDULE 3.01(1)(bb)

INTELLECTUAL PROPERTY

Contour had licensed software for a billing platform from Telus Communications Inc. in support of Contour’s “N to 1” application. Effective March 1, 2003 Contour ceased paying Telus for support of that billing platform and application, although Contour continues to use the back-end database associated with the billing platform and application during it transition to its own in-house billing application. As a result, Contour is using the applicable software without a valid license agreement. Telus is aware of this situation and negotiations are in progress to settle the terms of a licence for this transition period.

SCHEDULE 3.03(d)

PURCHASER FINANCIAL CONDITION

See Attached.

SCHEDULE 4.01(5)

NOTICES FOR INTERIM PERIOD ACCESS

Notices to:

Michael Andison

87 Skyway Avenue

Suite 200

Etobicoke, Ontario

H9W 6R3

Telephone: (416) 798-6571

Facsimile: (416) •

with a copy to:

Sanjay Dhawan CA MBA

Director

PricewaterhouseCoopers Securities Inc.

145 King Street West

Toronto, Ontario M5H 1V8

Telephone: (416) 815-5008

Facsimile: (416) •

and to

Ahmed Quadri

AT&T Canada Corp.

Suite 1600

200 Wellington Street

Toronto, Ontario

M5V 3G2

Telephone: (416) 345-3036

Facsimile: (416) 345-2070